AMENDMENT

TO THE

 AMENDED AND RESTATED SERVICING AGREEMENT

            THIS AMENDMENT to the Amended and Restated Servicing Agreement (the “Agreement”) between Calvert Investment Services, Inc., a Delaware corporation (“CIS”), and Calvert Variable Products, Inc. , a Maryland corporation (“Fund”) dated as of November 1, 2012 is effective as of the April 30, 2013.  Terms used herein and not otherwise defined have the meaning assigned thereto in the Agreement.

            CIS and Fund agree to amend the Agreement as follows:

1.      Schedule A is amended by inserting the following text as the last three rows under the section for Calvert Variable Products, Inc.:

Calvert VP Volatility Managed Moderate Portfolio	1.5 bps
Calvert VP Volatility Managed Moderate Growth Portfolio	1.5 bps
Calvert VP Volatility Managed Growth Portfolio	1.5 bps

2.      Except as expressly provided herein, all provisions of the Agreement remain in effect.

IN WITNESS WHEREOF, CIS and Fund have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

CALVERT INVESTMENT SERVICES, INC.	CALVERT GROUP FUNDS

By: ____/s/ Ronald M. Wolfsheimer Ronald M. Wolfsheimer	By: ___/s/ William M. Tartikoff William M. Tartikoff
Title: Senior Vice President, Chief Financial and Administrative Officer	Title: Vice President & Secretary
Date: February 5, 2013	Date: February 5, 2013